                                                                                                              Exhibit 99(b)

                                    Gulf States Utilities Company
                       Computation of Ratios of Earnings to Fixed Charges and
                Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                             Twelve Months Ended
                                                                                 December 31,                          June 30,
                                                             1989        1990        1991        1992        1993        1994
                                                                    (In Thousands, Except for Ratios)
Fixed charges, as defined:
  Interest on long-term debt                               $231,170    $218,462    $201,335    $197,218    $172,494    $168,825
  Interest on notes payable                                  33,185      24,295       8,446      -           -           -
  Interest on long-term debt - other                         19,495      12,668      19,507      21,155      19,440      19,440
  Other interest                                             13,331      18,380      29,169      26,564      10,561       8,415
  Amortization of expense and premium on debt-net(cr)         2,280       2,192       1,999       3,479       8,104       8,613
  Interest applicable to rentals                             23,244      23,761      24,049      23,759      23,455      21,734
                                                           --------------------------------------------------------------------
Total fixed charges, as defined                             322,705     299,758     284,505     272,175     234,054     227,027

Preferred dividends, as defined (a)                         241,829     104,484      90,146      69,617      65,299      59,677
                                                           --------------------------------------------------------------------
Combined fixed charges and preferred dividends,
  as defined                                               $564,534    $404,242    $374,651    $341,792    $299,353    $286,704
                                                           ====================================================================
Earnings as defined:

Income (loss) from continuing operations before extrodinary
  items and the cumulative effect of accounting changes     $13,251    ($36,399)   $112,391    $139,413     $69,462     $67,515
  Add:
    Income taxes                                             37,744     (24,216)     48,250      55,860      58,016      65,761
    Fixed charges as above                                  322,705     299,758     284,505     272,175     234,054     227,027
                                                           --------------------------------------------------------------------
Total earnings, as defined                                 $373,700    $239,143    $445,146    $467,448    $361,532    $360,303
                                                           ====================================================================
Ratio of earnings to fixed charges, as defined                 1.16        0.80        1.56        1.72        1.54        1.59
                                                           ====================================================================
Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                               0.66        0.59        1.19        1.37        1.21        1.26
                                                           ====================================================================

(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

(b) Earnings for the year ended December 31, 1990, for GSU were not adequate to cover fixed charges by $60.6 million. Earnings for the years ended December 31, 1990 and 1989, were not adequate to cover fixed charges and preferred and preference dividends by $165.1 million and $190.8 million, respectively. Earnings in 1990 include a $205 million charge for the settlement of a purchased power dispute.